Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) to that certain Employment Agreement, effective as of November 15, 2017 (the “Agreement”), by and between SCYNEXIS, Inc. (the “Company”), and Scott Sukenick (“Employee”) (collectively, the "Parties"), is entered into as of this 8th day of April, 2026.

WHEREAS, the Parties wish to amend certain terms and conditions of Employee's employment as set forth in the Agreement;

NOW, THEREFORE, in consideration of Employee's continued at-will employment with the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

First, to supersede and replace the severance payment provision set forth in Section 7(c)(i) of the Agreement with the following:

(i) severance, payable in accordance with the Employer's standard payroll practices, equal to Employee's then current base salary (exclusive of any bonus pursuant to Section 3 herein or other variable compensation) for a period of nine (9) months commencing with the first payroll period following the termination (the “Severance Period”) provided that on the first regular payroll pay day following the Release Effective Date, the Employer will pay Employee the severance payments that Employee would otherwise have received under this Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of such severance payments being paid as originally scheduled;

Second, to supersede and replace the severance payment provision set forth in Section 7(d)(ii) of the Agreement with the following:

(ii) severance, payable in accordance with the Employer’s standard payroll practices, of an amount equal to 18 months of Employee's then current base salary (exclusive of any bonus pursuant to Section 3 herein or other variable compensation), commencing with the first payroll period following the effectiveness of the Release (the “Change in Control Severance Period”);

Except as amended hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect. This Amendment supersedes any prior representations or agreements relating to the subject matter hereof. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SCYNEXIS, Inc.

By: /s/ David Angulo

Name: David Angulo, M.D.

Title: President and Chief Executive Officer

EMPLOYEE:

/s/ Scott Sukenick

Scott Sukenick